Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER 2011 RESULTS

NEW ALBANY, OHIO, February 15, 2012 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $225.8 million for the fourth quarter of 2011, up 42.9% compared to $158.1 million for the prior-year period. Operating income for the fourth quarter was $16.1 million compared to $5.4 million for the fourth quarter of 2010. Net income was $10.1 million for the fourth quarter, or $0.36 per diluted share, compared to $4.0 million, or $0.14 per diluted share in the prior-year quarter. Diluted shares outstanding were 28.2 million for the quarter and for the prior-year period.

“Our fourth quarter marks our highest revenue and operating income levels since the fourth quarter of 2006 and our eleventh consecutive quarter of operating income improvement, when excluding impairment and restructuring charges. We are very pleased with our performance this past year and this most recent quarter. Given our strong financial structure and liquidity position, we remain heavily focused on seeking opportunities that fit our long-term strategic goals of growth and diversification,” said Mervin Dunn, President and CEO of Commercial Vehicle Group.

The Company did not have any outstanding borrowings under its asset-based revolver at December 31, 2011 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had approximately $88.0 million of cash on its balance sheet at December 31, 2011 with an additional $37.3 million of availability under its asset-based revolver. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2012.

Revenues for the year ended December 31, 2011 were $832.0 million, an increase of $234.2 million, or 39.2%, compared to the prior-year period, due primarily to the increase in both the North American Class 8 heavy-duty truck market and global construction market, the Company’s acquisitions of Bostrom Seating and Stratos Seating and improvements in the general global economic conditions in many of the Company’s key end markets. Operating income for the year ended December 31, 2011 improved to $49.1 million compared to $16.7 million for the prior year. Net income for the year ended December 31, 2011 was $18.6 million, or $0.66 per diluted share, compared to $6.5 million, or $0.24 per diluted share, in the prior year.

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“Sequentially, when compared to the third quarter of this year, our revenues increased $8.9 million and operating income increased $2.5 million, which represents a 28% contribution margin. We are very pleased with our results and continued improvement in our revenues and operating earnings as well as our fourth quarter diluted earnings per share of 36 cents, which marks the highest reported level since the fourth quarter of 2006,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group.”

A conference call to discuss the contents of this press release is scheduled for Thursday, February 16, 2012, at 10:00 a.m. ET. To participate, dial (888) 680-0893 using access code 94035283. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=PQVFT3KJG

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888)

286-8010 using access code 22097403.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to the Company’s financial covenant compliance, long-term strategic goals, the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company's customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2010 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$225,828	$158,073	$832,022	$597,779
COST OF REVENUES	192,450	137,788	716,430	522,982

Gross Profit	33,378	20,285	115,592	74,797
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	17,094	14,699	65,521	56,111
AMORTIZATION EXPENSE	91	60	346	240
RESTRUCTURING COSTS	127	158	669	1,730

Operating Income	16,066	5,368	49,056	16,716
OTHER EXPENSE (INCOME)	363	(979)	353	(4,780)
INTEREST EXPENSE	5,179	3,995	19,570	16,834
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	7,448	—

Income Before Provision (Benefit) for Income Taxes	10,524	2,352	21,685	4,662
PROVISION (BENEFIT ) FOR INCOME TAXES	418	(1,624)	3,095	(1,825)

NET INCOME	$10,106	$3,976	$18,590	$6,487

Less: Non-controlling interest in subsidiary’s earnings	(15)	—	(15)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$10,121	$3,976	$18,605	$6,487

INCOME PER COMMON SHARE:
Basic	$0.36	$0.14	$0.67	$0.25

Diluted	$0.36	$0.14	$0.66	$0.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,088	27,660	27,848	26,247

Diluted	28,195	28,210	28,190	26,994

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$87,955	$42,591
Accounts receivable, net	130,297	91,101
Inventories, net	79,423	66,622
Other current assets	9,307	11,109

Total current assets	306,982	211,423

PROPERTY, PLANT AND EQUIPMENT, net	76,672	59,321
INTANGIBLE ASSETS, net	7,315	3,848
OTHER ASSETS, net	15,915	11,615

TOTAL ASSETS	$406,884	$286,207

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$74,239	$61,216
Accrued liabilities	38,960	34,130

Total current liabilities	113,199	95,346

LONG-TERM DEBT	250,000	164,987
PENSION AND OTHER POST-RETIREMENT BENEFITS	28,013	23,343
OTHER LONG-TERM LIABILITIES	2,897	2,643

Total liabilities	394,109	286,319

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,170,929 and 27,756,759 shares issued and outstanding	285	280
Treasury stock purchased from employees; 426,870 and 285,208 shares, respectively	(4,059)	(2,851)
Additional paid-in capital	219,112	215,491
Retained loss	(174,754)	(193,359)
Accumulated other comprehensive loss	(27,818)	(19,673)

Total stockholders’equity	12,766	(112)
Non-controlling interest	9	—

Total equity	12,775	(112)

TOTAL LIABILITIES AND EQUITY	$406,884	$286,207

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